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On June 2, 2017, Greenlight Capital, Inc. posted a link to a video interview entitled “Watch David Einhorn on Bloomberg TV, June 2, 2017” to its website at https://www.unlockgmvalue.com/. The transcript of the video is below:

* * *

Bloomberg Daybreak: Americas
Transcript of Bloomberg Television David Einhorn Interview with David Westin

Bloomberg TV

2 June 2017

•	David Einhorn, Co-Founder and President, Greenlight Capital
•	David Westin, Bloomberg News

David Westin: A lot of things have been going right for Mary Barra these days, but the stock price doesn't seem to reflect it, with shares trading today at prices at or below the IPO price from seven years ago, while at the same time, the stock market overall has been up dramatically, as you can see from this chart we're going to put up.

Joining me now on Bloomberg Television and Radio is the man with the plan he says will address that last piece of the puzzle for General Motors. David Einhorn is co-founder and President of Greenlight Capital, which he says will address the anomaly of a successful company with a lackluster stock price.

Welcome to the program. Good to have you here, David.

David Einhorn: Thanks for having me on, David.

Westin: OK, so let's start with the problem. What's your analysis of the problem? Why has the stock price not reflected a fairly successful operation?

Einhorn: Yeah, I think that GM is strong in very many areas of its business, and it's made a number of really good strategic moves that positions itself very well for the future. There's lots of areas in operating an automobile company, from product design to sales to manufacturing, customer support, so on and so forth.

But one area where GM is weak is in its capital structure. It's weak in finance. And it has a balance sheet which is fundamentally too conservative for the value that's being created in the operations to be unlocked. The company has a market cap of just about $50 billion. They have 20 billion in cash. They have an undrawn revolver of another $13 billion or $14 billion. They have a few billion dollars more in cash sitting offshore in places like China that isn't even counted.

And with so much of the value locked in cash preserving for the downside, it leaves an inefficient capital structure for the company and shareholders have been rewarded, therefore, with the lowest PE multiple in the entire S&P 500. It trades at a huge discount even to Ford. Were it to have Ford's PE multiple, the stock would be 30, 40 percent higher. So I think that something needs to be done to unlock the value that's at GM.

Westin: So if that's the diagnosis, why hasn't management addressed it? Mary Barra certainly is concerned about her stock price. She said it to me, she said it to other people. She knows there's a problem. She has a team around her. Why haven't they addressed it?

Einhorn: I think there's caring about a stock price and caring about a stock price. It's kind of like, I could lose that last five pounds, but do I really care enough to change my diet and change my exercise to do that? And whereas I would rather have five pounds less, I'm not really willing to do that.

GM similarly would prefer a higher stock price, but they're not really willing to do what it takes to make that happen.

Westin: Is it also possible that they are scarred from the experience of going bankrupt, and then having come back into the marketplace? And so they're saying, we really need some money for a rainy day, and might they be right about that?

Einhorn: Sure. The company has said that they're forever grateful to the United States for bailing themselves out, and preserving the company through the last recession. And the company has capitalized to make sure that that absolutely, positively never happens again.

So I think that there's several ways to get at that particular thing. One is, you could decide that you're fighting the last war, and you could change your balance sheet to make it more conducive to the current business, to the current cost structure of the company, which has structurally improved, which would require much less liquidity in cash.

Or alternatively, you could do something that's kind of clever. And we have a clever proposal that we've made which allows the company to keep all of its cash, to keep all of its rainy day money, to have its preservation for any future downturn that comes the exact same way that they have it now, but would unlock the value at GM.

Westin: So let's take us through that, exactly that clever, as you call it, clever plan. It involves two classes of stock, essentially.

Einhorn: Sure.

Westin: What are those two classes?

Einhorn: Essentially, what we're saying is, you have the stock right now. And as the owners of GM, you get dividends, and you get all the other values of ownership. And if you separated out the value of the dividends from all the other values, you would unlock 30 to 50 percent increase in the value of the stock.

Westin: So to oversimplify, there's a dividend share, and there's a growth share.

Einhorn: Correct.

Westin: And each shareholder would get one of each.

Einhorn: One of each. And so you have the same dividend that you're getting now, and you’d have the same growth you're getting right now. But if you wanted to, you could trade one of them or the other. And the result is, people who are more interested in dividends, you'd have new buyers that would come in for those dividend shares, and alternatively, if you're not interested in the dividend but you're interested in the growth of the company, you would buy the other shares.

Westin: Now if the market were working properly, the value of those two shares should equal the value of the one share right now and yet you in your proposal say that you think there's a fair amount of upside there. Why is that? Where's the market imperfection?

Einhorn: It has to do with choice. Think of it as an ice cream stand that sells just vanilla chocolate swirl. There's some people who like vanilla chocolate swirl, and we'll call those the GM shareholders. But if chocolate is the dividend and vanilla is the rest of the operation, imagine if you sold chocolate, vanilla, or swirl, in any combination that you want. That ice cream stand would attract more customers.

So there's people who'd be interested in the income feature of the dividends. They would buy the dividend shares. And those would be new participants in the market that would come in, and they would bid them, we think to a seven to nine percent yield. And similarly, there are people who are not that interested in a dividend but want just to see the stock go up. They would buy the growth shares, the capital appreciation shares, and we think that that would trade at about the same PE as you have right now. Adding the math together is what would unlock the value. Greater choice would bring in new investors.

Westin: You took that math to Mary Barra and her team, sat down with them, walked them through it, they did not embrace you, I think it's fair to say.

Einhorn: It’s fair to say.

Westin: So what are they missing? Why wouldn't they say, that's a good idea, I want to get my stock price up, let's do that?

Einhorn: Yeah, I think the truth of the matter is they never really engaged in it. They took a little bit of a not invented here attitude, and they've just fought what we've done from the very, very beginning.

What I would say is, what we wanted from the beginning was a collaborative, iterative process to solve the balance sheet process at GM, the balance sheet problem. And so what we've done is in addition to our plan, which is up for the shareholder meeting next week, we've nominated three directors. And these three directors bring in enormous capital markets sophistication, which is not present at GM.

I think there, the CFO is a little bit weak. I think Mary Barra is a wonderful CEO, but finance is the one area where she's not as strong as she is in other areas. And I think the board lacks this level of financial expertise.

So what we're bringing in -- if the shareholders vote them on, we're bringing in three people who are extraordinarily good in this area. One is Leo Hindery, who is the CEO with John Malone at

Westin: TCI.

Einhorn: For TCI, for all those years. He did all kinds of clever things with their balance sheet to minimize the cost of capital. And minimizing cost of capital is very important, because GM needs to access capital to fund itself. That's a basic function of a business, and that's why you bring in that kind of expertise.

Then we have Bill Thorndike, who wrote "The Outsiders," which is like the bible on capital allocation and minimizing cost of capital. And then my partner, Vinit Sethi, who is just a genius at capital asset pricing models.

Westin: So let me kick the tires here a little bit. Has this ever been done in any other company successfully? This sort of restructuring.

Einhorn: There are many companies that have divided their equity interests, whether it's MLPs versus LPs, whether it's REITs and propco's and opco's, there's all kinds of companies that have transformed their businesses to create essentially one stream of income and another stream of capital appreciation.

Westin: And if you're the board, or you’re the CEO, and you have this happen, presumably, you could sell one of the shares and keep the other. So you have divided ownership over time. How do you avoid a conflict of interest on the part of the dividend holders, receivers, as opposed to the growth people? As you make a decision, cash gets a little shorter. How do you make a decision that doesn't favor one set of shareholders over another?

Einhorn: First of all, you start with the issue that the dividend is very stable. GM pays out a little over $2 billion in dividends, and that's what would happen under this proposal. There's $20 billion of cash sitting on the balance sheet. So it's eight years of dividends. So in almost any scenario you can think of, the answer to the dividend is, you just pay, you just pay the dividend.

The second thing is, that boards of directors jobs -- the reason they're paid hundreds of thousands of dollars a year is to balance out competing interests of different stakeholders. Those could be suppliers, they could be workers, they could be managers, they could be executives, they could be customers, they could be dealers, they could be regulators, they could be just the general public, they could be creditors of different status, and shareholders. And the idea that this board thinks that the corporate governance concern is so much that they should reject a plan that would increase the stock price by 30 to 50 percent over a potential conflict basically says this board is not engaged to do its job.

Westin: Now in fairness, it's not just management who has not been, shall we say, enthusiastic about this. The market overall has not responded. When you came out with this proposal, and you’ve talked about it, the market did not take GM shares up. So isn't the market sort of voting, or at least questioning what you're proposing?

Einhorn: Yeah. Well, there's no doubt about that. GM is essentially spending $15 million to peddle the bear case on its own stock. What they're basically saying is, we can't do anything about our stock price. The fact that we have a PE that's five even when Ford's is around seven, well, you know, we're an auto company, and we're at the top or toward the top of the cycle. And nothing can be done here until we get to the downturn. If you don't really like that, what you should do is sell the stock.

So they've been running around to shareholders pitching, effectively, the bear case on their own stock, saying that any innovation is just too risky even to contemplate. And as a result, I think that people are hearing the message from management and they're sensing fear as opposed to optimism, and I think that's having a negative impact on the stock.

Westin: OK. We want to welcome once again both Bloomberg TV and Radio. We're talking to David Einhorn about his proposal for General Motors.

We had in a prominent auto analyst from Morgan Stanley just the day before yesterday. And in talking about the relative value of Tesla on the one hand, and General Motors on the other, he said, if you gave me $20 billion to give to either Elon Musk or Mary Barra, I would give it to Elon Musk because there's more growth here. That was his response. So what's your response to that question? Because you have a short position on Tesla at the same time you're proposing this for General Motors.

Einhorn: Yeah, I think it's a question of what the purpose of the $20 billion is. If the purpose of the $20 billion is to earn a profit and a return on the $20 billion, I think you would give it to Mary Barra. Because GM is interested in its return on capital. They're trying to make about a 20 percent return on its invested capital. And that's a wonderful return on $20 billion, to the extent that they were able to deploy it.

I think if the purpose of the business is to advance the future, to have science experiments, and really cool, buzzword-y kind of things, then you would give it to Tesla, because there you have a guy who's done all kinds of fancy innovation, and is thinking about how society should be 50 years from now, 100 years from now. But he's yet to actually take any money and turn it into a profitable business. And I don't have any optimism that that will change.

Westin: Well, you may be right. We'll find out, about Tesla. But there seem to be a lot of investors who are willing to give him more money to do science experiments or whatever he's doing. I mean, how much commitment do you have to have as a long short investor when you go short on something like Tesla? That can get pretty painful.

Einhorn: Yeah, look. Tesla is one of many things we have in what we so call our bubble basket of stocks that we just think are mispriced and are mispriced by huge, huge amounts. And you know, they’re sized in a way that gives us the ability to wait a fair amount of time to be proven right or wrong. I think eventually, the mood of the market will change. Eventually, the company will be called into account to demonstrate profitability. I don't know when that will happen. And the portfolio's positioned properly relative to the risk and the reward there.

Westin: You also have a very large position in General Motors. You own I think 3.6 percent, something like that, of the shares?

Einhorn: Yes, yes. It's much larger than our Tesla short.

Westin: Exactly. So, if in fact you don't get your three members on the board, and your plan doesn't go forward, what do you do with that position in General Motors?

Einhorn: Well, our investment in General Motors goes way back before we started

Westin: Yes.

Einhorn: We basically bought the stock in 2011. We did sell it for a little while around the ignition recall issue, but basically, we've been large holders of the stock for six years. Our investment thesis is not predicated on this plan being put into place, or our directors being nominated. Those are things that came up along the way as part of a multiyear investment we had in GM.

I would look to Apple, where we had a similar experience talking about an idea that we advanced a few years ago. Even though they didn't do exactly what we wanted them to do, they did change their capital policy, unlocked a lot of value, and we're still large holders of Apple today, though we have reduced the position some.

Westin: Well, that does raise the question. There was a large --

Einhorn: We look at GM very much the same way going forward.

Westin: Exactly. I'm glad you're raising that. Because there was an extraordinary stock buyback there that got a lot of cash into some shareholders' hands. Would that if not satisfy you, at least say, OK, that's good enough, with General Motors?

Einhorn: Sure. Look, with Apple, they had a problem with capital allocation. They were storing lots and lots of cash. They were returning none of it to shareholders. We had an idea. Maybe some people thought it was too clever. Management thought it was too clever. But instead, what they did was they changed their constraint. They previously said, we're not buying back stock, and since then, they've borrowed $100 billion. They've bought back a quarter of the stock, at less than $100. The PE net of cash has expanded from 7 to 13, in part because Apple has a better capital allocation policy today than it did before we came in.

Now GM has a similar inefficient balance sheet. They've said that there's these constraints because they want to retain all of this money for a potential rainy day. There's several ways to get at it. Our purpose in electing directors is to get at that problem. It could be through the plan and the proposal that we've advanced, or it could be an alternate solution. But either way, when you look at GM and you say your cost of 30 year debt is 5.5 percent, or 5.25 percent, and your cost of equity is basically 20 percent, or the reciprocal of 5 PE, that's just too big of a gap, and something needs to be done to close that.

Westin: So David, finally, you're a long short investor. You’ve had extraordinary success through your career. I mean, legendary success. It hasn't been as easy the last little while. You're not alone in that. There are a number of other hedge funds that have really been struggling a bit. In your view, because you are an expert at this, does that tell us something larger about that way of investing, or is this a temporary aberration?

Einhorn: I believe that it's cyclical. There's a period where certain types of stocks do better than other types of stocks, and you know, we're probably about three years into a period that is -- it's been a bit of headwind for our style of investing.

Westin: Does it put pressure on you, both in terms of retaining investment, and also in terms of the fees paid? That's what, all the talk is about fees, right. The 2 and 20 and things like that. Do you feel pressure?

Einhorn: Look, I've been very lucky in my career, and essentially, when we started Greenlight in 1996 with a million dollars, I never envisioned it would be anything close to what it's turned out to be. When we reached $100 million, I thought we had hit a success that I never would have imagined. And really since then, I've never really cared about what the size of the fund is. So it'll go up or it'll go down. But mostly, we've been closed. We haven't been open for new investment for many, many years. And my goal is not to manage the most money. My job is to do a good job with the money that we do manage.

Westin: Finally, going back to General Motors, in conclusion. If you are successful, why will it be? Will it be because Mary Barra changes her mind, or will it be because you get your three directors on the board?

Einhorn: Well, I guess I don't know the answer to that. There's lots of different ways to get to success.

Westin: OK. Thank you so much, David. Really good to have you here. That's David Einhorn of Greenlight Capital.